FORM OF

                  LEHMAN BROTHERS INSTITUTIONAL LIQUIDIY FUNDS

                               CUSTODIAN AGREEMENT

                                   APPENDIX A


Government Portfolio
Government Reserves Portfolio
Money Market Portfolio
Municipal Portfolio
New York Municipal Portfolio
Prime Portfolio
Tax-Exempt Portfolio
Treasury Portfolio
Treasury Reserves Portfolio


Dated:  December __, 2006